Exhibit 99.6

Consent OF DIRECTOR NOMINEE

In connection with the filing by Gordon Pointe Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Gordon Pointe Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 20, 2017

/s/ Joseph F. Mendel
Joseph F. Mendel